Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REIN THERAPEUTICS, INC. a Delaware corporation

REIN THERAPEUTICS, INC., a Delaware corporation (the "Corporation"), does hereby certify that the following amendment to the Corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provision of Section 242 of the Delaware General Corporation Law:

The Restated Certificate of Incorporation is hereby amended by deleting the third paragraph of Article FOURTH thereof in its entirety and by inserting the following in lieu thereof:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer, this 29th day of July 2026, and the foregoing facts stated herein are true and correct.

By: /s/ Brian Windsor__________________

Name: Brian Windsor, Ph.D.

Title: President and Chief Executive Officer